EXHIBIT 10.4

GORDON & SILVER, LTD.
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
WILLIAM M. NOALL, ESQ.
Nevada Bar No. 3549
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
3960 Howard Hughes Pkwy, 9th Fl.
Las Vegas, Nevada 89109
Telephone (702) 796-5555
Facsimile (702) 369-2666

Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

In re		Case No. BK-N-00-33467-GWZ Chapter 11
Joint Administration With:
FITZGERALDS GAMING		BK-N-00-33468	(Fitzgeralds South, Inc.)
CORPORATION, a Nevada corporation,		BK-N-00-33469	(Fitzgeralds Reno, Inc.)
		BK-N-00-33470	(Fitzgeralds, Inc.)
Debtor.		BK-N-00-33471	(Fitzgeralds Las Vegas, Inc.)
		BK-N-00-33472	(Fitzgeralds Mississippi, Inc.)
☐ Affects this Debtor.	/	BK-N-00-33473	(Fitzgeralds Black Hawk, Inc.)
		BK-N-00-33474	(Fitzgeralds Black Hawk II, Inc.)
		BK-N-00-33475	(101 Main Street LLC)
☒ Affects all Debtors.	/	BK-N-00-33476	(Fitzgeralds Fremont Experience Corp.)

☐ Affects FITZGERALDS SOUTH, INC.,
a Nevada corporation,	/

☐ Affects FITZGERALDS RENO, INC.,
a Nevada corporation,	/	FIRST AMENDED
DEBTORS’ PLAN OF REORGANIZATION

☐ Affects FITZGERALDS INCORPORATED,
a Nevada corporation,	/

☐ Affects FITZGERALDS LAS VEGAS, INC.,
a Nevada corporation,	/

☐ Affects FITZGERALDS MISSISSIPPI, INC.,
a Mississippi corporation,	/

☐ Affects FITZGERALDS BLACK HAWK,
INC., a Nevada corporation,	/

☐ Affects FITZGERALDS BLACK HAWK II,		Date: February 10, 2003
INC., a Colorado corporation,	/	Time: 2:00 p.m.

☐ Affects 101 MAIN STREET LIMITED
LIABILITY COMPANY, a Colorado limited
liability company,	/

☐ Affects FITZGERALDS FREMONT
EXPERIENCE CORPORATION,
a Nevada corporation,	/

	TABLE OF CONTENTS

1	DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME	1
1.1	Definitions	1
1.1.1	Administrative Claim	1
1.1.2	Administrative Claim Bar Date	2
1.1.3	Affiliate	2
1.1.4	Allowed Claim	2
1.1.5	Avoidance Actions	2
1.1.6	Ballot	2
1.1.7	Bankruptcy Code	2
1.1.8	Bankruptcy Court	2
1.1.9	Bankruptcy Rules	2
1.1.10	Bar Date	2
1.1.11	Business Day	2
1.1.12	Cash	3
1.1.13	Cash Collateral Order	3
1.1.14	Cash Collateral Stipulation	3
1.1.15	Cash Incentive Claims	3
1.1.16	Chapter 11 Cases	3
1.1.17	Claim	3
1.1.18	Class	3
1.1.19	Compensation Motion	3
1.1.20	Compensation Order	3
1.1.21	Confirmation	3
1.1.22	Confirmation Date	3
1.1.23	Confirmation Hearing	3
1.1.24	Confirmation Order	3
1.1.25	Consenting Noteholders	4
1.1.26	Contingent Claim	4
1.1.27	Creditor	4
1.1.28	Cure	4
1.1.29	Debt Instrument	4
1.1.30	Debtors	4
1.1.31	Debtor Subsidiaries	4
1.1.32	Disbursing Agent	4
1.1.33	Disclosure Statement	4
1.1.34	Disputed Claim	4
1.1.35	Distributable Cash	5
1.1.36	Distribution Date	5
1.1.37	Distribution Record Date	5
1.1.38	Effective Date	5
1.1.39	Equity Security	5
1.1.40	Estates	5
1.1.41	Executive	5
1.1.42	FAMI	5

i

1.1.43	FBHI	5
1.1.44	FBHII	5
1.1.45	FFEC	5
1.1.46	FGC	5
1.1.47	FGC Board of Directors	6
1.1.48	FGC Equity Security	6
1.1.49	FI	6
1.1.50	FLVI	6
1.1.51	FMC	6
1.1.52	FMI	6
1.1.53	FRI	6
1.1.54	FSI	6
1.1.55	FSI Warrants	6
1.1.56	Federal Judgment Rate	6
1.1.57	Final Order	6
1.1.58	Fitzgeralds Black Hawk	6
1.1.59	Fitzgeralds Las Vegas	6
1.1.60	Fitzgeralds Reno	7
1.1.61	Fitzgeralds Tunica	7
1.1.62	Gaming Authorities	7
1.1.63	General Unsecured Claim	7
1.1.64	Governmental Or Regulatory Authority	7
1.1.65	Indenture	7
1.1.66	Indenture Trustee	7
1.1.67	Indenture Trustee Professional Fees and Costs Payments	7
1.1.68	Informal Committee	7
1.1.69	Informal Committee Professionals	7
1.1.70	Informal Committee Professionals Fees and Costs Payments	7
1.1.71	Intercompany Claims	8
1.1.72	IRS	8
1.1.73	Lien	8
1.1.74	Liquidation Date	8
1.1.75	Liquidation Trust	8
1.1.76	Liquidation Trust Agreement	8
1.1.77	Liquidation Trust Board of Managers	8
1.1.78	Liquidation Trust Shares	8
1.1.79	Litigation Claims	8
1.1.80	Majestic Agreement	8
1.1.81	Majestic Investor	8
1.1.82	Net Distributable Cash	9
1.1.83	Net Residual Assets	9
1.1.84	Nevada Purchase Note	9
1.1.85	Nevada Secretary	9
1.1.86	Non-Debtor Affiliates	9
1.1.87	Noteholder Deficiency Claims	9
1.1.88	Noteholders	9
1.1.89	Notes	9
1.1.90	Original First Mortgage Security Documents	9

1.1.91	NRS Chapter 92A	9
1.1.92	Old FGC Common Stock	9
1.1.93	Old FGC Preferred Stock	9
1.1.94	101 Main	10
1.1.95	101 Main Managing Member	10
1.1.96	Operating Companies	10
1.1.97	Operating Pleadings	10
1.1.98	Person	10
1.1.99	Petition Date	10
1.1.100	Plan	10
1.1.101	Plan Distribution Cash	10
1.1.102	Plan Supplement	10
1.1.103	Post-Petition Date Cash Distribution	10
1.1.104	Pre-Petition Date Excess Cash Distribution	10
1.1.105	Preserved Ordinary Course Administrative Claim	11
1.1.106	Priority Benefit Plan Contribution Claim	11
1.1.107	Priority Customer Deposits Claim	11
1.1.108	Priority Tax Claim	11
1.1.109	Priority Wage Claim	11
1.1.110	Pro Rata	11
1.1.111	Professional Fees	11
1.1.112	Protocol Motion	11
1.1.113	Protocol Order	11
1.1.114	Reinstated or Reinstatement	11
1.1.115	Residual Assets	12
1.1.116	Restructuring Agreement	12
1.1.117	Retention Payment	12
1.1.118	Risk Management Contracts	12
1.1.119	Schedules	12
1.1.120	SEC	12
1.1.121	Secured Claim	12
1.1.122	Secured Tax Claims	13
1.1.123	Securities Act	13
1.1.124	Senior Management	13
1.1.125	Senior Management Incentive Program	13
1.1.126	Statutory Committee	13
1.1.127	Subordinated Claim	13
1.1.128	Subsidiaries	13
1.1.129	Subsidiaries Board of Directors	13
1.1.130	Subsidiary Equity Interest	13
1.1.131	Original Subsidiary Guarantee	13
1.1.132	Tail Liability	13
1.1.133	363 Motion	14
1.1.134	363 Order	14
1.1.135	Taxes	14
1.1.136	Voting Record Date	14
1.2	Computation of Time	14
1.3	Rules of Interpretation	14

2	TREATMENT OF UNCLASSIFIED CLAIMS	14
2.1	General	14
2.2	Treatment of Administrative Claims	14
2.2.1	Generally	14
2.2.2	Requests for Payment	15
2.2.3	Allowed Preserved Ordinary Course Administrative Claims	15
2.3	Executive Incentive Claims	15
2.3.1	Retention and Severance	15
2.3.2	Cash Distribution Incentive	15
2.4	Allowed Priority Tax Claims	15
3	DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS	16
3.1	Summary of Classification	16
3.2	Specific Classification	17
3.2.1	Class 1: Priority Wage Claims	17
3.2.2	Class 2: Priority Benefit Plan Contribution Claims	17
3.2.3	Class 3: Priority Customer Deposit Claims	17
3.2.4	Class 4: Secured Tax Claims	17
3.2.5	Class 5: Miscellaneous Secured Claims	17
3.2.6	Noteholder Secured Claims	18
3.2.7	Class 7: General Unsecured Claims	18
3.2.8	Class 8: Noteholder Deficiency Claims	18
3.2.9	Class 9: Intercompany Claims	18
3.2.10	Class 10: Subsidiary Equity Securities	18
3.2.11	Class 11: Old FGC Preferred Stock	18
3.2.12	Class 12: FSI Warrant Claims	18
3.2.13	Class 13: Old FGC Common Stock	18
4	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN	18
4.1	Class 1 - Priority Wage Claims	18
4.2	Class 2 - Priority Benefit Plan Contribution Claims	18
4.3	Class 3 - Priority Customer Deposit Claims	18
4.4	Class 4 - Secured Tax Claims	19
4.5	Class 5 - Miscellaneous Secured Claims	19
4.6	Interest	19
5	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY SECURITIES IMPAIRED BY THIS PLAN	19
5.1	Class 6 - Noteholder Secured Claims	19
5.1.1	Distributions	19
5.1.2	Reserves	20
5.2	Class 7 - General Unsecured Claims	20
5.3	Class 8 - Noteholder Deficiency Claims	20
5.4	Class 9 - Intercompany Claims	20
5.5	Class 10 - Subsidiary Equity Interests	20
5.6	Class 11 - Old FGC Preferred Stock	20

5.7	Class 12 - FSI Warrant Claims	20
5.8	Class 13 - Old FGC Common Stock	20
6	MEANS FOR IMPLEMENTATION OF PLAN	20
6.1	Plan Implementation Steps Occurring on Effective Date	20
6.2	Distribution of Plan Distribution Cash	22
6.3	Notice of Effectiveness	22
6.4	Ratification of Liquidation Trust	22
6.5	No Corporate Action Required.	22
6.6	Informal Committee	22
6.7	Duties of Indenture Trustee	22
7	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	22
7.1	Executory Contracts	22
7.2	Approval of Assumption or Rejection	23
7.3	Cure of Defaults	23
7.4	Post-Petition Date Contracts and Leases	23
7.5	Restructuring Agreement	23
7.6	Bar Date	23
7.7	Indemnification Obligations	23
8	MANNER OF DISTRIBUTION OF PROPERTY UNDER THIS PLAN	24
8.1	Surrender of Securities or Debt Instruments	24
8.2	Distribution Record Date	24
8.3	Delivery of Distributions	24
9	CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE	25
9.1	Conditions to Confirmation	25
9.2	Conditions to Effectiveness	25
9.3	Waiver of Conditions	26
10	TITLE TO PROPERTY; DISCHARGE; INJUNCTION	26
10.1	Revesting of Assets	26
10.2	Preservation of Litigation Claims	26
10.3	Discharge	26
10.4	Injunction	26
10.5	Exculpation	26
11	RETENTION OF JURISDICTION	27
11.1	Jurisdiction	27
12	MODIFICATION AND AMENDMENT OF PLAN; ALTERNATIVE TRANSACTIONS	28
12.1	Modification and Amendment	28
13	MISCELLANEOUS	29
13.1	Filing of Objections to Claims	29

v

13.2	Resolution of Objections After Effective Date; Distributions	29
13.2.1	Resolution of Objections	29
13.2.2	Distributions	29
13.2.3	Late-Filed Claims	29
13.3	Effectuating Documents; Further Transactions; Timing	30
13.4	Exemption from Transfer Taxes.	30
13.5	Revocation or Withdrawal of this Plan	30
13.6	Binding Effect	30
13.7	Governing Law	30
13.8	Modification of Payment Terms	31
13.9	Providing for Claims Payments	31
13.10	Set Offs	31
13.11	Notices	31
13.12	Statutory Committee	32
13.13	Severability	32
13.14	Withholding and Reporting Requirements	33
13.15	Post Confirmation Reporting	33
13.16	Cramdown	33
13.17	Quarterly Fees to the United States Trustee	33

      Fitzgeralds Gaming Corporation, a Nevada corporation (“FGC”), Fitzgeralds South, Inc., a Nevada corporation (“FSI”), Fitzgeralds Reno, Inc., a Nevada corporation (“FRI”), Fitzgeralds Incorporated, a Nevada corporation (“FI”), Fitzgeralds Las Vegas, Inc., a Nevada corporation (“FLVI”), Fitzgeralds Mississippi, Inc., a Mississippi corporation (“FMI”), Fitzgeralds Black Hawk, Inc., a Nevada corporation (“FBHI”), Fitzgeralds Black Hawk II, Inc., a Colorado corporation (“FBHII”), 101Main Street Limited Liability Company, a Colorado limited liability company (“101Main”) and Fitzgeralds Fremont Experience Corporation, a Nevada corporation (“FFEC” and together with FGC, FSI, FRI, FI, FLVI, FMI, FBHI, FBHII and 101Main, the “Debtors”), debtors and debtors-in-possession, jointly propose this First Amended Plan of Reorganization (“Plan”) for the resolution of the Debtors’ outstanding Claims and Equity Securities (as these terms are defined herein). All creditors and other parties-in-interest should refer to the Disclosure Statement (as this term is defined herein) for a discussion of the Debtors’ history, assets, historical financial data, and for a summary and analysis of this Plan and certain related matters.

All holders of Claims against and Equity Securities in the Debtors are encouraged to read this Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject this Plan.

      Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 13 to this Plan, the Debtors expressly reserve the right to alter, amend, strike, withdraw or modify this Plan one or more times before its substantial consummation.

1.	DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

      1.1. Definitions. For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code, the Restructuring Agreement or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code, Restructuring Agreement or the Bankruptcy Rules, in that order of priority. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine. As used in this Plan, the following terms shall have the meanings specified below:

1.1.1 Administrative Claim. A Claim for any cost or expense of administration of the Chapter 11 Cases allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (i) fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases; and (iii) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances. To the extent that a Claim is allowed as an Administrative Claim pursuant to Section 365(d)(3) of the Bankruptcy Code, such Claim shall also be deemed an“ Administrative Claim” under this paragraph.

1.1.2 Administrative Claim Bar Date. The end of the first Business Day occurring on or after the forty-fifth (45th) day after the Effective Date.

1.1.3 Affiliate.This term has the meaning set forth in Section 101(2) of the Bankruptcy Code.

1.1.4 Allowed Claim. Any Claim, or any portion thereof, against any of the Debtors: (i) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, Administrative Claim Bar Date or the Professional Fee Bar Date, as the case may be, for filing proofs of Claim or requests for payment for Claims of such type against the Debtors; or (ii) if no proof of Claim is filed, which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and, in either case, the portion of such Claim as to which either (x) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (y) the Bankruptcy Court has entered a Final Order allowing such portion of such Claim. The term “Allowed” when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in any such Class) that is so allowed, e.g. “Allowed Secured Claim” is a Secured Claim.

1.1.5 Avoidance Actions.This term refers to and means all actions preserved for the Estates set forth in Sections 542, 543, 544, 545, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code.

1.1.6 Ballot. The form of ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims and Equity Securities entitled to vote under this Plan in connection with solicitation of acceptances of this Plan.

1.1.7 Bankruptcy Code. The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. §§ 101 et seq.

1.1.8 Bankruptcy Court.The Bankruptcy Court of the United States District Court for the District of Nevada or such other court as may have jurisdiction over the Chapter 11 Cases.

1.1.9 Bankruptcy Rules. Collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court as applicable to the Chapter 11 Cases, as now in effect or hereinafter amended.

1.1.10 Bar Date.The date or dates established by the Bankruptcy Court for the filing of proofs of Claim for all Creditors, excepting therefrom, Administrative Claims, Preserved Ordinary Course Administrative Claims and Claims for Professional Fees.

1.1.11 Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks in the State of Nevada or New York are authorized or required by law to close.

1.1.12 Cash.Currency, checks, negotiable instruments and wire transfers of immediately available funds.

1.1.13 Cash Collateral Order.The Final Order of the Bankruptcy Court entered on December 31, 2000 approving the Cash Collateral Stipulation.

1.1.14 Cash Collateral Stipulation.The Agreement Regarding Use of Cash Collateral entered into on or about the Petition Date between Debtor and the Indenture Trustee.

1.1.15 Cash Incentive Claims.This term shall have the meaning set forth in Section 2.3.2 of this Plan.

1.1.16 Chapter 11 Cases. The cases under Chapter 11 of the Bankruptcy Code involving Debtors including all adversary proceedings pending in connection therewith.

1.1.17 Claim. Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.1.18 Class.A category of holders of Claims and Equity Securities as classified in this Plan.

1.1.19 Compensation Motion.The motion filed with the Bankruptcy Court on December 5, 2000 to approve the Senior Management Incentive Program and the compensation and benefits provided in Section 5.6 of the Restructuring Agreement.

1.1.20 Compensation Order.Final Order entered by the Bankruptcy Court on December 21, 2000 approving the Compensation Motion.

1.1.21 Confirmation. The entry by the Bankruptcy Court of the Confirmation Order.

1.1.22 Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order.

1.1.23 Confirmation Hearing. The duly noticed initial hearing held by the Bankruptcy Court to confirm this Plan pursuant to Section 1128 of the Bankruptcy Code, and any subsequent hearing held by the Bankruptcy Court from time to time to which the initial hearing is adjourned without further notice other than the announcement of the adjourned dates at the Confirmation Hearing.

1.1.24 Confirmation Order. The order entered by the Bankruptcy Court confirming this Plan.

1.1.25 Consenting Noteholders.Consenting Noteholders means, collectively, each signatory to the Restructuring Agreement and their transferees and assignees as allowed by Article VII of the Restructuring Agreement.

1.1.26 Contingent Claim. A Claim which is either contingent, unmatured or unliquidated on or immediately before the Confirmation Date.

1.1.27 Creditor.Any holder of a Claim, whether or not such Claim is an Allowed Claim.

1.1.28 Cure.The distribution on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, due under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.1.29 Debt Instrument. A debenture, bond, promissory note, note or other transferable instrument or document evidencing any payment obligation.

1.1.30 Debtors.Collectively, FGC, FSI, FRI, FI, FLVI, FMI, FBHI, FBHII, 101Main and FFEC in the Chapter 11 Cases, pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

1.1.31 Debtor Subsidiaries.Any of the Subsidiaries that are Debtors.

1.1.32 Disbursing Agent. The Liquidating Trust or such other Person as may be retained by the Liquidating Trust and approved by the Bankruptcy Court, to hold and distribute certain consideration to the holders of Unclassified Claims and Allowed Claims in Classes 1, 2, 3, 4, 5, 7 and 8 (except for Noteholders) of this Plan on the Distribution Date. With respect to distributions to Noteholders in Classes 6 and 8, the Indenture Trustee shall be the Disbursing Agent.

1.1.33 Disclosure Statement. The written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

1.1.34 Disputed Claim. A Claim which is: (i) subject to timely objection interposed by the Debtors or any party in interest entitled to file and prosecute such objection in the Chapter 11 Cases, if at such time such objection remains unresolved; (ii) a Claim that is listed by the Debtors as disputed, unliquidated or contingent in the Schedules; or (iii) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of Claim in an amount greater than or in a Class different than that listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code. The term“Disputed”, when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in such Class) that is a Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocations and distributions under this Plan.

1.1.35 Distributable Cash.This term shall have the meaning set forth in the Restructuring Agreement.

1.1.36 Distribution Date. The Business Day occurring as soon as practicable after the Effective Date, upon which distributions are made to holders of Allowed Claims under this Plan.

1.1.37 Distribution Record Date. The Business Day immediately prior to the Effective Date.

1.1.38 Effective Date. The last to occur of: (i) the first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect and (ii) the Business Day on which all of the conditions set forth in Article 9 to this Plan have been satisfied or waived.

1.1.39 Equity Security.An equity security as defined in Section 101(16) of the Bankruptcy Code.

1.1.40 Estates.Collectively, the estates created for the Debtors in the Chapter 11 Cases pursuant to Section 541 of the Bankruptcy Code.

1.1.41 Executive.Each of Phillip D. Griffith, Michael E. McPherson, Paul H. Manske and Max L. Page.

1.1.42 FAMI.Fitzgeralds Arizona Management, Inc., a Nevada corporation, one of the Non-Debtor Affiliates.

1.1.43 FBHI.Fitzgeralds Black Hawk, Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.44 FBHII.Fitzgeralds Black Hawk II, Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.45 FFEC.Fitzgeralds Fremont Experience Corporation, a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.46 FGC.Fitzgeralds Gaming Corporation, a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.47 FGC Board of Directors. The duly constituted and acting directors of FGC.

1.1.48 FGC Equity Security. Any Equity Security interest in FGC, including Old FGC Common Stock and Old FGC Preferred Stock, represented by any class or series of common or preferred stock issued by FGC prior to the Effective Date and any warrants, options, redemption rights, dividend rights, liquidation preferences or rights to purchase any such common or preferred stock.

1.1.49 FI.Fitzgeralds, Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.50 FLVI.Fitzgeralds Las Vegas, Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.51 FMC.Fitzgeralds Management Corporation, a Nevada corporation, one of the Non-Debtor Affiliates and a wholly-owned subsidiary of FGC.

1.1.52 FMI.Fitzgeralds Mississippi, Inc., a Mississippi corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.53 FRI.Fitzgeralds Reno, Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.54 FSI.Fitzgeralds South, Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.55 FSI Warrants.Any warrants to purchase shares of Common Stock of FSI, formerly known as Fitzgeralds Gaming Corporation, issued in connection with the issuance of $36,000,000.00 in aggregate amount of Senior Secured Notes in February 1994.

1.1.56 Federal Judgment Rate.The rate of interest on judgments as provided for by 28 U.S.C. § 1961 as of the Petition Date.

1.1.57 Final Order. An order, judgment or other decree of the Bankruptcy Court which has been appealed but which has not been vacated, reversed, modified or amended or stayed, or for which the time to appeal or seek review or rehearing has expired with no appeal having been filed.

1.1.58 Fitzgeralds Black Hawk.The remaining assets of the Fitzgeralds Black Hawk Casino previously owned and operated by 101 Main.

1.1.59 Fitzgeralds Las Vegas.The remaining assets of the Fitzgeralds Las Vegas Hotel & Casino previously owned and operated by FLVI.

1.1.60 Fitzgeralds Reno.The assets comprising the Fitzgeralds Reno Hotel and Casino owned and operated by FRI.

1.1.61 Fitzgeralds Tunica.The remaining assets of the Fitzgeralds Tunica Hotel and Casino previously owned and operated by FMI.

1.1.62 Gaming Authorities. Collectively, the applicable gaming and liquor licensing regulatory authorities of the States of Nevada, Colorado and Mississippi and the applicable counties, cities or other political subdivisions within such states and any other regulatory agency having the authority to regulate and license the gaming activities of the Debtors.

1.1.63 General Unsecured Claim. A Claim that is not secured by a charge against or interest in property in which the Estates have an interest and is not an Administrative Claim, Priority Tax Claim, Priority Benefit Plan Contribution Claim, Preserved Ordinary Course Administrative Claim for Professional Fees, Priority Wage Claim, nor Priority Customer Deposit Claim and is neither contractually nor legally subordinated to the Noteholder Deficiency Claims. General Unsecured Claims shall exclude Noteholder Deficiency Claims and Claims payable from non-Estate assets, such as insurance, but shall include all Claims arising under Section 502(g) of the Bankruptcy Code.

1.1.64 Governmental Or Regulatory Authority.Any Gaming Authority, court, tribunal, arbiter, authority, agency, commission, official or other instrumentality in the United States, any foreign country or any domestic or foreign, county, city or other political subdivision.

1.1.65 Indenture. The Indenture dated as of December 31, 1997 among FGC, as obligor, the Operating Companies, FSI, FI, FBHI, FFEC and FBHII as guarantors, and The Bank of New York, a New York banking corporation, as trustee, pursuant to which the Notes were issued by FGC.

1.1.66 Indenture Trustee. The Bank of New York, or such other successor trustee, under the Indenture.

1.1.67 Indenture Trustee Professional Fees and Costs Payments.The fees and costs of the Indenture Trustee’s professionals reimbursed by the Debtor prior to the Petition Date pursuant to the Restructuring Agreement and paid by the Debtors subsequent to the Petition Date pursuant to the Cash Collateral Order.

1.1.68 Informal Committee.The Informal Committee of Noteholders comprised of Consenting Noteholders.

1.1.69 Informal Committee Professionals.Ropes & Gray, Jones Vargas and Houlihan, Lokey, Howard & Zukin and such other professionals retained by the Informal Committee from time-to-time.

1.1.70 Informal Committee Professionals Fees and Costs Payments. The fees and costs of the Informal Committee Professionals reimbursed by the Debtors prior to the Petition Date pursuant to the Restructuring Agreement and paid by the Debtor subsequent to the Petition Date pursuant to the Cash Collateral Order.

1.1.71 Intercompany Claims.All Claims owed by any Debtor to any other Debtor.

1.1.72 IRS. The Internal Revenue Service.

1.1.73 Lien.This term shall have the meaning set forth in Section 101(37) of the Bankruptcy Code.

1.1.74 Liquidation Date.This term shall have the meaning set forth in the Restructuring Agreement.

1.1.75 Liquidation Trust.The trust created pursuant to Section 6.1.5 of this Plan.

1.1.76 Liquidation Trust Agreement.The agreement substantially in the form filed with the Bankruptcy Court as Exhibit “D” to the Disclosure Statement evidencing the Liquidation Trust.

1.1.77 Liquidation Trust Board of Managers.The board of managers who shall administer the Liquidation Trust pursuant to the terms of the Liquidation Trust Agreement. The Board of Managers shall consist of from one to three individuals, unless otherwise agreed by the Informal Committee and Debtors, designated by the Informal Committee five (5) Business Days prior to the commencement of the Confirmation Hearing and approved by the Bankruptcy Court at the Confirmation Hearing.

1.1.78 Liquidation Trust Shares.Certificates issued pursuant to this Plan and the Liquidation Trust Agreement evidencing the right to receive a Pro Rata distribution from the Liquidation Trust, pursuant to the terms and conditions set forth in the Liquidation Trust Agreement, which certificates shall be transferable.

1.1.79 Litigation Claims. All rights, claims, torts, liens, liabilities, obligations, actions, causes of action, Avoidance Actions, proceedings, debts, contracts, judgments, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that the Debtors or the Estates may have against any Person, including but not limited to, those listed on Schedule 1.1.79 to this Plan. Failure to list a Litigation Claim on Schedule 1.1.79 to this Plan, shall not constitute a waiver or release by the Debtors or the Liquidation Trust of such Litigation Claim.

1.1.80 Majestic Agreement.The Purchase and Sale Agreement dated as of November 22, 2000, as amended, entered by and among Majestic Investor, as purchaser, FLVI, 101 Main and FMI, as sellers, FGC, and certain affiliates of sellers and FGC regarding Fitzgeralds Las Vegas, Fitzgeralds Black Hawk and Fitzgeralds Tunica.

1.1.81 Majestic Investor.Majestic Investor Holdings, LLC, a Delaware limited liability company.

1.1.82 NCI.Nevada Club, Inc., a Nevada corporation, one of the Non-Debtor Affiliates and a wholly-owned subsidiary of FGC.

1.1.83 Net Distributable Cash.This term shall have the meaning set forth in the Restructuring Agreement.

1.1.84 Net Residual Assets.An amount equal to the Residual Assets less the Tail Liability.

1.1.85 Nevada Purchase Note.A note or notes issued (or to be issued) by a purchaser in connection with the acquisition of Fitzgeralds Reno. The Nevada Purchase Note shall have terms which are no less favorable to the Debtors than the Nevada Purchase Note terms as set forth in the Restructuring Agreement.

1.1.86 Nevada Secretary.Secretary of State of the State of Nevada.

1.1.87 Non-Debtor Affiliates.FMC, FAMI and NCI, each an Affiliate of the Debtors and a direct or indirect subsidiary of one or more Debtors.

1.1.88 Noteholder Deficiency Claims.The unsecured deficiency Claim of the Indenture Trustee and Noteholders representing the balance of the Allowed Claim of the Indenture Trustee and the Noteholders after receipt by the Indenture Trustee and the Noteholders of the proceeds of the Collateral for their Allowed Secured Claims.

1.1.89 Noteholders.The beneficial holders of Notes.

1.1.90 Notes. The 12.25% Senior Secured Notes due 2004 in the principal amount of $205,000,000.00, issued by FGC as obligor.

1.1.91 Notes Security Documents. The deed of trust, security agreement, financing statements and fixture filings dated as of December 31, 1997 and all other documents executed by Debtors pursuant to the Indenture to secure the obligations evidenced by the Notes.

1.1.92 NRS Chapter 92A.Chapter 92A of Nevada Revised Statutes, or any successor statute(s).

1.1.93 Old FGC Common Stock. The shares of common stock, $0.01 par value, of FGC issued and outstanding immediately prior to the Effective Date, and all options, warrants, including the FSI Warrants, and similar rights related thereto whether contractual or otherwise, to acquire such shares of common stock, and all shares or other securities or instruments convertible or otherwise exchangeable for such shares of common stock.

1.1.94 Old FGC Preferred Stock.The shares of preferred stock of FGC issued and outstanding immediately prior to the Effective Date, including the cumulative redeemable preferred stock of FGC issued pursuant to a Certificate of Designation of Preferences Rights dated the 8th day of December, 1995 and all options, warrants and rights related thereto whether contractual or otherwise, to acquire any such preferred stock.

1.1.95 101 Main.101 Main Street Limited Liability Company, a Colorado limited liability company, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.96 101 Main Managing Member.The duly constituted and acting managing member of 101 Main.

1.1.97 Operating Companies.Collectively, FLVI, FMI, 101 Main and FRI.

1.1.98 Operating Pleadings.The first day motions filed by Debtors to continue normal business operations of the Debtors during the Chapter 11 Cases filed on the Petition Date and by orders entered by the Bankruptcy Court on the Petition Date, approving such first day motions which orders have subsequently become Final Orders.

1.1.99 Person. An individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization or government, governmental unit or any subdivision thereof or any other entity.

1.1.100 Petition Date. December 5, 2000, the date on which the Debtors filed their voluntary petitions commencing the Chapter 11 Cases.

1.1.101 Plan. This plan of reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein.

1.1.102 Plan Distribution Cash. The Cash to be paid pursuant to this Plan to the holders of Allowed Claims in all Classes and Allowed unclassified Claims as provided for in this Plan on and after the Effective Date, including (i) reserves for Disputed Claims, (ii) Administrative Claims, Professional Fees and Preserved Ordinary Course Administrative Claims not yet allowed paid, (iii) reserves for the estimated costs and expenses of the Liquidation Trust for the term of the Liquidation Trust and (iv) reserves equal to any projected shortfall between estimated Residual Assets and estimated Tail Liabilities.

1.1.103 Plan Supplement. [Intentionally Omitted]

1.1.104 Post-Petition Date Cash Distribution.This term refers to and means the distribution of Cash to the Indenture Trustee after the Petition Date pursuant to Section 4.2 of the Restructuring Agreement and the Cash Collateral Order.

1.1.105 Pre-Petition Date Excess Cash Distribution.This term refers to and means the distribution of Cash to the Indenture Trustee pursuant to Section 4.1 of the Restructuring Agreement.

1.1.106 Preserved Ordinary Course Administrative Claim. Administrative Claims that are based on liabilities incurred by the Debtors in the purchase, lease or use of goods and services in the ordinary course of their business, including but not limited to, Administrative Claims due on account of services provided to the Debtors after the Petition Date.

1.1.107 Priority Benefit Plan Contribution Claim. Any Claim against an Operating Company and FGC entitled to priority in payment under Section 507(a)(4) of the Bankruptcy Code.

1.1.108 Priority Customer Deposits Claim. Any Claim against an Operating Company and FGC entitled to priority in payment under Section 507(a)(6) of the Bankruptcy Code.

1.1.109 Priority Tax Claim. Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

1.1.110 Priority Wage Claim. Any Claim against an Operating Company and FGC entitled to priority in payment under Section 507(a)(3) of the Bankruptcy Code.

1.1.111 Pro Rata. The ratio of an Allowed Claim or Allowed Equity Security interest in a particular class to the aggregate amount of all such Allowed Claims or Allowed Equity Security interests in any such Class.

1.1.112 Professional Fees. The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code of Persons: (i) employed pursuant to an order of the Bankruptcy Court under Sections 327 or 1103 of the Bankruptcy Code; or (ii) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code or by other Final Order, which includes Informal Committee Professionals Fees and Costs Payments and Indenture Trustee Professional Fees and Costs Payments.

1.1.113 Protocol Motion.The Motion for Order Approving Procedures for Sale of Assets Free and Clear of Liens, Claims and Interests and Assumption and Assignment of Certain Executory Contracts and Unexpired Leases filed on the Petition Date seeking to establish the procedures by which sales of Operating Companies shall be documented, advertised and brought before the Bankruptcy Court for approval.

1.1.114 Protocol Order.The Final Order entered by the Bankruptcy Court on December 21, 2000 approving the Protocol Motion, as amended and in effect.

1.1.115 Reinstated or Reinstatement. These terms shall mean: (i) leaving unaltered the legal, equitable and contractual rights of the holder of a Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (a) Curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b)

reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required in order to accomplish Reinstatement.

1.1.116 Residual Assets.This term shall have the meaning set forth in the Restructuring Agreement.

1.1.117 Restructuring Agreement.That certain Restructuring Agreement dated as of December 1, 2000 entered by and amongst Debtors, Senior Management and the Consenting Noteholders, as amended, and in effect.

1.1.118 Retention Payment.This term shall have the meaning ascribed to it in Section 5.4 of the Restructuring Agreement.

1.1.119 Risk Management Contracts.This shall include the following contracts:

A.	Service Agreement for Workers’ Compensation Self-Insurance Program effective June 1, 2001 with Meritage Employer Services, LLC;

B.	Liability Claims Investigation, Adjustment and Management Agreement dated as of June 1, 2001 with Meritage Employer Services, LLC;

C.	Claims Processing and Managed Care Services Contract dated as of June 1, 2001 with Meritage Employer Services, LLC; and

D.	Consulting Contract dated as of June 1, 2001 with Meritage Employer Services, LLC;

1.1.120 Schedules. The schedules of assets and liabilities and any amendments thereto filed by the Debtors with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

1.1.121 SEC. The United States Securities and Exchange Commission.

1.1.122 Secured Claim. A Claim that is secured by a Lien against property of the Estates to the extent of the value of any interest in such property of the Estates securing such Claim or to the extent of the amount of such Claim subject to setoff in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code.

1.1.123 Secured Tax Claims. The Claim of any state or local governmental unit which is secured by a Lien against property owned by the Debtors by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes together with statutory interest.

1.1.124 Securities Act. The Securities Act of 1933, as amended.

1.1.125 Senior Management.Collectively, Phillip D. Griffith, Michael E. McPherson, Paul H. Manske and Max L. Page.

1.1.126 Senior Management Incentive Program.The ordinary course compensation, benefits and bonuses, Cash Distribution Incentive, Retention Payment and Executive Payment payable to Senior Management as set forth in Article V of the Restructuring Agreement and approved by the Compensation Order.

1.1.127 Statutory Committee. Collectively, any committee appointed pursuant to Section 1102 of the Bankruptcy Code.

1.1.128 Subordinated Claim. Any Claim or Equity Security interest subordinated, for purposes of distribution or otherwise, pursuant to Section 510 of the Bankruptcy Code.

1.1.129 Subsidiaries.FMI, FRI, 101 Main, FLVI, FBHI, FBHII, FFEC, FSI, FI and the Non-Debtor Affiliates.

1.1.130 Subsidiaries Board of Directors.The duly constituted and acting board of directors of the respective Subsidiaries, except for 101 Main which is managed by the 101 Main Managing Member.

1.1.131 Subsidiary Equity Interest.Any Equity Security interest in any of the Subsidiaries that are Debtors, including any limited liability membership interests, represented by any class or series of common or preferred stock, limited liability membership interests and any warrants, options, redemption rights, dividend rights, liquidation preferences or rights to purchase any such common or preferred stock or limited liability membership interests issued by the Subsidiaries prior to the Effective Date.

1.1.132 Subsidiary Guarantees. The guarantees by any Subsidiary of the obligations of FGC under the Notes and Indenture.

1.1.133 Tail Liability.Any and all pre-Effective Date Allowed Claims (excluding the Notes) and Allowed unclassified Claims of any of the Debtors not assumed in connection with the purchase of the assets or the stock of the Operating Companies.

1.1.134 363 Motion.The Motion filed pursuant to Section 363 of the Bankruptcy Code with the Bankruptcy Court on March 19, 2001, authorizing the sale of the assets of FMI, 101 Main and FLVI to Majestic Investor and any similar motion filed by one or more of the Debtors seeking an order authorizing the sale of the assets of FRI or the common stock of FRI free and clear of Liens and the assignment (and in some cases the assumption) of certain assumed executory contracts and unexpired leases pursuant to Section 365 of the Bankruptcy Code in accordance with the Protocol Order.

1.1.135 363 Order.Any Final Order of the Bankruptcy Court approving a 363 Motion.

1.1.136 Taxes. All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, of governmental charges, together with any interest penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

1.1.137 Voting Record Date. The date established by the Bankruptcy Court for purposes of voting on this Plan by Noteholders and the Indenture Trustee.

      1.2. Computation of Time.In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

      1.3. Rules of Interpretation.For purposes of this Plan only; (i) any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (iii) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan; (iv) the words “herein,” “hereof,” “hereto,” and“hereunder” refer to this Plan in its entirety rather than to a particular portion of this Plan; (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (vi) the rules of construction and definitions set forth in Sections 101 and 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply unless otherwise expressly provided.

2.	TREATMENT OF UNCLASSIFIED CLAIMS

      2.1. General.Pursuant to Section 1123(a)(1) of the Bankruptcy Code, the Claims against the Debtors set forth in this Article 2 are not designated as Classes. The holders of such Claims are not entitled to vote on this Plan. The treatment of the Claims set forth below is consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code.

      2.2. Treatment of Administrative Claims.

2.2.1 Generally. Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims treated below, shall be paid in full from Plan

Distribution Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Debtors shall agree upon.

2.2.2 Requests for Payment.All requests for payment of Administrative Claims against FGC and FRI and all final applications for allowance and disbursement of Professional Fees must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors and the Liquidation Trust. All Professional Fees applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees. All Professional Fees applications may be later amended to include any fees and costs incurred after the Effective Date.

2.2.3 Allowed Preserved Ordinary Course Administrative Claims.Each Allowed Preserved Ordinary Course Administrative Claim not paid by a Debtor prior to the Effective Date shall be paid, performed or settled by the Liquidation Trust pursuant to the terms and conditions under which such Claim arose.

      2.3. Executive Incentive Claims.

2.3.1 Retention and Severance.Upon the closing of the sale pursuant to the Majestic Agreement, $2,400,000.00 earmarked for payment of the Retention Payment was placed in escrow established pursuant to the Escrow Agreement dated December 1, 2000. Provided each of the Executives is paid his Retention Payment from the escrowed funds, each of the Executives shall have no Administrative Claim in respect of their Retention Payment against Debtors’ estates or the Liquidation Trust. Each such Executive shall receive payment of his Retention Payment from the escrowed funds in full in Cash on the Effective Date if not already distributed to the Executives as provided for in the Compensation Order.

2.3.2 Cash Distribution Incentive.Each of the Executives shall have, in addition to such rights regarding Distributable Cash, an Allowed Administrative Claim (the “Cash Incentive Claims”) in respect of amounts owing and unpaid to them pursuant to Section 5.2 of the Restructuring Agreement which shall be paid to the Executives on the Effective Date pursuant to Section 6.1.4 of this Plan. Each of the Executives shall also receive, as distribution in respect of the Cash Incentive Claims, beneficial interests in the Liquidating Trust with regard to their Pro Rata Share of Net Residual Assets as provided for in the Restructuring Agreement. Such beneficial interests shall entitle the Executives pari passu to payments due to them under Section 5.2 of the Restructuring Agreement with respect to any Cash distributed to the Noteholders in respect of their beneficial interests in the Liquidating Trust.

      2.4. Allowed Priority Tax Claims.Each Allowed Priority Tax Claim, if any, will be paid in full from Plan Distribution Cash the later of (i) the Distribution Date; (ii) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; or (iii)

such other time as is agreed to by the holder of such Claim and the Debtors prior to the Effective Date or the Liquidation Trust after the Effective Date.

3.	DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

      Pursuant to this Plan and in accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and the holders of Equity Securities (except Administrative Claims, Priority Tax Claims and Preserved Ordinary Course Administrative Claims) are placed in the Classes described below. A Claim or Equity Security is classified in a particular Class only to the extent that the Claim or Equity Security qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Security qualifies within the description of such other Classes. A Claim is also classified in a particular Class only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date. With respect to Classes of Claims described as unimpaired under the Plan, except as otherwise provided under this Plan, nothing shall affect the rights and legal and equitable defenses of the Estates and Liquidation Trust regarding such Claims classified as unimpaired under this Plan, including but not limited to, all rights in respect of legal and equitable defenses to setoff or recoupment against such Claims.

      3.1. Summary of Classification.

Class 1:	Priority Wage Claims	Unimpaired - no solicitation required

Class 2:	Priority Benefit Plan Contribution Claims	Unimpaired - no solicitation required

Class 3:	Priority Customer Deposit Claims	Unimpaired - no solicitation required

Class 4:	Secured Tax Claims	Unimpaired - no solicitation required

Class 5:	Miscellaneous Secured Claims	Unimpaired - no solicitation required

Class 6:	Noteholder Secured Claims	Impaired - entitled to vote - solicitation required

Class 7:	General Unsecured Claims	Unimpaired - not entitled to vote - no solicitation required

Class 8:	Noteholder Deficiency Claims	Impaired - entitled to vote - solicitation required

Class 9:	Intercompany Claims	Impaired - deemed to have voted no - no solicitation required

Class 10:	Subsidiary Equity Securities	Impaired - deemed to have voted no - no solicitation required

Class 11:	Old FGC Preferred Stock	Impaired - deemed to have voted no - no solicitation required

Class 12:	FSI Warrant Claims	Impaired - deemed to have voted no - no solicitation required

Class 13:	Old FGC Common Stock	Impaired - deemed to have voted no - no solicitation required

      3.2. Specific Classification.

3.2.1 Class 1: Priority Wage Claims.Class 1 consists of all Priority Wage Claims against Debtors.

3.2.2 Class 2: Priority Benefit Plan Contribution Claims. Class 2 consists of all Priority Benefit Plan Contribution Claims against Debtors.

3.2.3 Class 3: Priority Customer Deposit Claims. Class 3 consists of all Priority Customer Deposit Claims against Debtors.

3.2.4 Class 4: Secured Tax Claims.Class 4 consists of all Secured Tax Claims against Debtors. Each holder of a Secured Tax Claim shall be considered to be in its own separate subclass within Class 4, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

3.2.5 Class 5: Miscellaneous Secured Claims. Class 5 consists of all Secured Claims against Debtors, other than Secured Claims in Class 4 and Class 6. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 5, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

3.2.6 Class 6: Noteholder Secured Claims.Class 6 consists of the Secured Claims of the Indenture Trustee and Noteholders under the Notes.

3.2.7 Class 7: General Unsecured Claims.Class 7 consists of all General Unsecured Claims against Debtors.

3.2.8 Class 8: Noteholder Deficiency Claims.Class 8 consists of the Noteholder Deficiency Claims.

3.2.9 Class 9: Intercompany Claims.Class 9 consists of all Intercompany Claims amongst the Debtors.

3.2.10 Class 10: Subsidiary Equity Securities.Class 10 consists of the Subsidiary Equity Securities all of which are held by various of Debtors.

3.2.11 Class 11: Old FGC Preferred Stock.Class 11 consists of Old FGC Preferred Stock.

3.2.12 Class 12: FSI Warrant Claims.Class 12 consists of FSI Warrant Claims.

3.2.13 Class 13: Old FGC Common Stock. Class 13 consists of Old FGC Common Stock and any other FGC Equity Interests not addressed in this Plan.

4.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN

      4.1. Class 1 – Priority Wage Claims.Each Allowed Priority Wage Claim, if any, shall be paid in full from Plan Distribution Cash by the Liquidation Trust upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree. Class 1 is unimpaired under this Plan. Holders of Claims in Class 1 are not entitled to vote on this Plan.

      4.2. Class 2 – Priority Benefit Plan Contribution Claims.Each Allowed Priority Benefit Plan Contribution Claim, if any, shall be paid in full from Plan Distribution Cash by the Liquidation Trust upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim, and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree. Class 2 is unimpaired under this Plan. Holders of Claims in Class 2 are not entitled to vote on this Plan.

      4.3. Class 3 – Priority Customer Deposit Claims.Each Allowed Priority Customer Deposit Claim, if any, shall be paid in full from Plan Distribution Cash by the Liquidation Trust upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree [; and (v) a date when such Priority Customer Deposit

Claim becomes due and owing]. Class 3 is unimpaired under this Plan. Holders of Claims in Class 3 are not entitled to vote on this Plan.

      4.4. Class 4 – Secured Tax ClaimsEach Allowed Secured Tax Claim shall be paid in full from Plan Distribution Cash by the Liquidation Trust upon the latest of: (i) the Distribution Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) the date on which such Secured Tax Claim is scheduled to be paid under applicable law or regulation; and (v) such date as the holder of such Claim and the Debtors, and after the Effective Date, the Liquidation Trust, shall agree. Class 4 is unimpaired under this Plan. Holders of Claims in Class 4 are not entitled to vote on this Plan.

      4.5. Class 5 – Miscellaneous Secured Claims. At the option of the Informal Committee, the holder of any Allowed Secured Claim in Class 5 shall receive one (1) of the following alternative treatments:

a) on the Distribution Date, or on such other date thereafter as may be agreed to by the holder of such Claim and the Debtors or the Liquidation Trust, as the case may be, shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or

b) on the Distribution Date, the holder of such Claim shall receive, on account of such Claim, Plan Distribution Cash equal to its Allowed Secured Claim or such lesser amount to which the holder of such Allowed Secured Claim shall agree, in full satisfaction and release of such Allowed Secured Claim.

      Class 5 is unimpaired under this Plan. Holders of Allowed Claims in Class 5 are not entitled to vote on this Plan.

      4.6. Interest.All unimpaired Allowed Claims in Classes 1, 2 and 3 shall also be paid contemporaneous with payment of these Allowed Claims, interest from the Petition Date at the Federal Judgment Rate.

5.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY SECURITIES IMPAIRED BY THIS PLAN

      5.1. Class 6 – Noteholder Secured Claims.The Allowed Secured Claims of Noteholders and the Indenture Trustee are impaired and shall be treated as follows:

5.1.1 Distributions.From and after the Effective Date, each Noteholder as of the Distribution Record Date shall be deemed to have received in consideration for the Allowed Secured Claim portion of its Allowed Claim its Pro Rata Share of the balance of the proceeds of collateral for the Notes to the extent such proceeds are not distributed to the Indenture Trustee prior to the Effective Date. Such proceeds shall be distributed to the Indenture Trustee for the benefit of and distribution to the Noteholders in accordance with the Indenture. The Indenture Trustee shall release and discharge any remaining Liens of the Notes Security Documents as required to receive related proceeds.

5.1.2 Reserves.All distributions hereunder to Noteholders and the Indenture Trustee (and under subsection 5.2 of this Plan) are subject to the requirements of subsection 9.2(d) regarding Plan Distribution Cash.

      5.2. Class 7 – General Unsecured Claims. Each holder of an Allowed General Unsecured Claim shall receive Plan Distribution Cash equivalent to its Allowed General Unsecured Claim plus interest at the Federal Judgment Rate from the Petition Date until paid upon the latest of: (i) the Distribution Date; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Debtors or the Liquidation Trust have agreed or shall agree.

      5.3. Class 8 – Noteholder Deficiency Claims. The Allowed Noteholder Deficiency Claims shall be satisfied by the distribution to the Indenture Trustee on the Distribution Date of its proportionate share of the Liquidation Trust Shares to be distributed to the Noteholders as more fully provided for in subsection 6.1.7 and Article 8 below.

      5.4. Class 9 – Intercompany Claims.All Intercompany Claims in existence on the Effective Date shall be extinguished and none of the Debtors shall receive any consideration from any other Debtor as a result of any Intercompany Claim.

      5.5. Class 10 – Subsidiary Equity Interests. All Subsidiary Equity Interests shall be canceled and terminated without any further act or action under any applicable agreement, law, regulation, order or rule.

      5.6. Class 11 – Old FGC Preferred Stock.Holders of Old FGC Preferred Stock shall receive nothing for their Old FGC Preferred Stock, and the Old FGC Preferred Stock shall be canceled and extinguished without further act or action under any applicable agreement, law, regulation, order or rule.

      5.7. Class 12 – FSI Warrant Claims.Holders of FSI Warrant Claims shall receive nothing for their FSI Warrant Claims, and the FSI Warrants shall be canceled and extinguished without further act or action under any applicable agreement, law, regulation, order or rule.

      5.8. Class 13 – Old FGC Common Stock.Holders of Old FGC Common Stock and any remaining FGC Equity Securities shall receive nothing for their Old FGC Common Stock and remaining FGC Equity Securities, and the Old FGC Common Stock shall be canceled and extinguished without further act or action under any applicable agreement, law, regulation, order or rule. Nothing contained herein shall affect the right of a holder of Old FGC Common Stock to receive other consideration elsewhere under this Plan or through Final Orders of the Bankruptcy Court not related to the Old FGC Common Stock.

6.	MEANS FOR IMPLEMENTATION OF PLAN

      6.1. Plan Implementation Steps Occurring on Effective Date.On the Effective Date, the following events shall occur in the following sequence:

6.1.1 FGC shall cause FMC and NCI to be merged with and into FGC pursuant to NRS Chapter 92A, with FGC being the surviving entity in the mergers. At or about the same time as such mergers, FGC and FI shall cause FAMI to be merged with and into FGC pursuant to NRS Chapter 92A, with FGC being the surviving entity and with no consideration being paid to FAMI’s shareholders in such merger. On or before the Effective Date, FGC shall execute or cause to be executed, and shall file or cause to be filed with the Nevada Secretary, the articles of merger and any related documents required for the mergers of FMC, NCI and FAMI to be effective at the earliest time reasonably practicable on the Effective Date.

6.1.2Each of the Debtor Subsidiaries shall merge with and into FGC pursuant to NRS Chapter 92A, with FGC being the surviving entity and with no consideration being paid to the respective shareholders of the Debtor Subsidiaries in such mergers. On or before the Effective Date, the Debtors shall execute or cause to be executed, and shall file or cause to be filed with the Nevada Secretary and any other applicable governmental authorities, the articles of merger and any related documents required for the mergers of the Debtor Subsidiaries to be effective at the earliest time reasonably practicable on the Effective Date after the mergers specified in Section 6.1.1 of this Plan.

6.1.3The Plan Distribution Cash shall be delivered to the Liquidation Trust to be held and preserved by the Liquidation Trust as property of the Estate to be paid in accordance with this Plan.

6.1.4Payment from Plan Distribution Cash of all monies due but not yet paid in accordance with the Senior Management Incentive Program, including the Retention Payments and Cash Incentive Claims to the extent not previously paid, and delivery to Senior Management of their Liquidation Trust Shares as provided for in this Plan, the Restructuring Agreement and Compensation Order.

6.1.5The Liquidation Trust Agreement shall be executed and the Liquidation Trust shall be deemed effective. FGC shall settle the Liquidation Trust by irrevocably delivering and conveying to the Liquidating Trust (1) all Residual Assets; (2) all of the remaining assets of FGC; and (3) all rights to prosecute Litigation Claims. The Liquidation Trust shall assume all of the Tail Liabilities of FGC. The Liquidation Trust Shares shall be distributed as provided for in this Plan, the Liquidation Trust Agreement and the Restructuring Agreement.

6.1.6The FGC Equity Securities shall be deemed cancelled. FGC shall be dissolved pursuant to NRS 78.622 without action on the parts of the directors, officers or holders of old FGC Common Stock. All of the officers and directors of FGC shall be deemed to have resigned. FGC shall provide such officers and directors with “tail” errors and omissions insurance coverage for a period of not less than three (3) years after the Effective Date similar to that provided such officers and directors as of the Confirmation Date. From the Confirmation Date until the Effective Date, all the existing outside directors of FGC will continue to be compensated as provided for in the Compensation Order and the Restructuring Agreement.

6.1.7All funds or other property received by the Liquidation Trust shall be applied and distributed in accordance with the Liquidation Trust Agreement and this Plan.

      6.2. Distribution of Plan Distribution Cash.The Debtors shall determine the necessary amount of Plan Distribution Cash with the consent of the Informal Committee (not to be unreasonably withheld). In the event agreement cannot be reached between the Debtors and the Informal Committee prior to the Effective Date, the Bankruptcy Court shall determine the amount of Plan Distribution Cash.

      6.3. Notice of Effectiveness.When all of the Steps contemplated by Section 6.1 have been completed, the Debtors shall file with the Bankruptcy Court and serve upon all holders of claims and all potential holders of Administrative Claims known to the Debtors (whether or not disputed), a Notice of Effective Date of Plan. The Notice of Effective Date of Plan shall include notice of the Administrative Claim Bar Date.

      6.4. Ratification of Liquidation Trust.On the Effective Date, each Person to whom an interest in the Liquidation Trust is distributed shall be deemed to have ratified and become bound by the terms of the Liquidation Trust Agreement.

      6.5. No Corporate Action Required.As of the Effective Date: (i) the adoption, execution, delivery and implementation or assignment of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; (ii) the transfer of Estate assets provided for in Section 6.1 above; (iii) the mergers contemplated by Section 6.1 above; and (iv) the other matters provided for under or in furtherance of this Plan involving corporate action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders, directors or officers of the Debtors.

      6.6. Informal Committee.Any consent, waiver or other action pursuant to this Plan to be given by, or power conferred on, the Informal Committee shall be exercised by a vote of members of the Informal Committee who in the aggregate own, beneficially own or have investment discretion with respect to Notes comprising at least a majority of the outstanding principal amount of the Notes. There shall be no requirement of a meeting or notice to all Noteholders or Informal Committee members as a prerequisite to such a vote, and the vote may be by written consent of sufficient members of the Informal Committee.

      6.7. Duties of Indenture Trustee.Following the Effective Date, the Indenture shall remain in effect to the extent required under this Plan and the Liquidation Trust. The Indenture Trustee shall take only those actions as from time-to-time requested by the Liquidation Trust Board of Managers on behalf of the Liquidation Trust, in accordance with the Indenture. On and after the Effective Date, the indemnity obligations to the Indenture Trustee under the Indenture shall become the obligations of the Liquidation Trust but in no event shall the Plan Distribution Cash or the beneficial interests of holders of General Unsecured Claims or Senior Management be subject to such indemnity claims.

7.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      7.1. Executory Contracts. All executory contracts and unexpired leases that both exist on the Confirmation Date and are set forth on the schedule of assumed executory contracts and unexpired leases attached to this Plan as Schedule 7.1, shall be deemed assumed by the Debtors and assigned to the purchaser of substantially all of the assets the Fitzgeralds Reno Hotel Casino, or, at the election of the Informal Committee, the Liquidation Trust. Schedule 7.1 may be modified by the Debtors up to the Effective Date, with notice to the non-debtor party to the contract affected by such modification and the Informal Committee.

      7.2. Approval of Assumption or Rejection.Entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Bankruptcy Code Section 365(a), of the assumption by the relevant Debtors of each executory contract and unexpired lease listed on Schedule 7.1, (ii) approval, pursuant to Bankruptcy Code Section 365(f), of the assignment of each such executory contract and unexpired lease to the Liquidation Trust; and (iii) authorization for the relevant Debtors to reject each executory contract and unexpired lease to which any of the Debtors are parties and which is not listed on Schedule 7.1 and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date. Upon the Effective Date, each counter party to an executory contract or unexpired lease listed on Schedule 7.1 shall be deemed to have consented to assumption and assignment contemplated by Bankruptcy Code Section 365(c)(1)(B), to the extent such consent is necessary for such assumption and assignment. Notwithstanding anything contained herein to the contrary, up to the Confirmation Date the Debtors, with the consent of the Informal Committee, shall have the right to add to or delete from Schedule 7.1 any executory contract or unexpired lease.

      7.3. Cure of Defaults.The Liquidation Trust shall Cure any defaults respecting each executory contract or unexpired lease assumed pursuant to Section 7.1 of this Plan upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by the Debtors, with the consent of the Informal Committee and after the Effective Date, the Liquidation Trust; or (iii) the tenth (10th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of FGC or the Liquidation Trust to provide“adequate assurance of future performance” under the executory contract or unexpired lease assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular executory contract or an unexpired lease.

      7.4. Post-Petition Date Contracts and Leases.Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the Debtors or the Liquidation Trust, as applicable, in the ordinary course of their business.

      7.5. Restructuring Agreement.Entry of the Confirmation Order shall constitute authorization for the assumption and assignment on the Effective Date by Debtors to the Liquidation Trust of the (a) Restructuring Agreement to the extent obligations and rights contained therein remain unperformed and (b) the Risk Management Contracts existing as of the Effective Date.

      7.6. Bar Date.All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with KPMG, LLP, Claims Agent, Attention: Jeffrey Truitt, 355 South Grand Avenue, #2000, Los Angeles, California 90071, no later than thirty (30) days after the entry of the Effective Date. Any Claim not filed within such time shall be forever barred.

      7.7. Indemnification Obligations.Any obligations of the Debtors to indemnify any officer, director or employee serving as a fiduciary of any employee benefit plan or program of the

Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by (and where applicable, assigned to) the Liquidation Trust on the Effective Date; provided, however, that all obligations of FGC under such executory contracts shall be deemed satisfied by FGC’s payment in full prior to the Effective Date of the premium for a claims-made insurance policy providing $10,000,000.00 of tail coverage with a three-year term, substantially on the same terms as the FGC Directors’ & Officers’ insurance policy in effect as of the Confirmation Date.

8.	MANNER OF DISTRIBUTION OF PROPERTY UNDER THIS PLAN

      8.1 Surrender of Securities or Debt Instruments.On or before the Distribution Date, or as soon as practicable thereafter, each Noteholder shall surrender the Notes evidencing its Allowed Noteholder Deficiency Claim to the Indenture Trustee as the Disbursing Agent for the Class 8 Claims. No distribution of property hereunder shall be made to or on behalf of any such Noteholder unless and until the Notes are delivered to the Indenture Trustee or the unavailability of such Notes is reasonably established to the satisfaction of the Liquidation Trust Board of Managers. In the event any Noteholder seeks to establish the unavailability of the Note evidencing such Allowed Noteholder Deficiency Claim, the Liquidation Trust Board of Managers shall, within thirty (30) Business Days after receipt of the Noteholder’s evidence of unavailability and statement of indemnity of the Liquidation Trust Board of Managers, (i) provide the Noteholder, in writing, with a detailed description regarding the rejection of such evidence and statement of indemnity; or (ii) deliver to the Indenture Trustee a notice of compliance and distribute to such Noteholder any amounts distributable from the Liquidation Trust. Any such Noteholder who fails to surrender or cause to be surrendered such Notes or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Liquidation Trust Board of Managers prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and claims in respect of such Notes and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Liquidation Trust notwithstanding any federal or state escheat laws to the contrary.

      8.2 Distribution Record Date.At the close of business on the Distribution Record Date, the transfer ledgers of the Indenture Trustee shall be closed, and there shall be no further changes to the record of Noteholders. The Liquidation Trust Board of Managers and the Indenture Trustee shall have no obligation to recognize any transfer of such Notes occurring after the Distribution Record Date. The Indenture Trustee and Liquidation Trust Board of Managers shall be entitled instead to recognize and deal for all purposes hereunder with only those Noteholders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

      8.3 Delivery of Distributions.Distribution of property shall be made by the Indenture Trustee to Noteholders at the addresses contained in the official records of the Indenture Trustee. If any Noteholder’s distribution is returned as undeliverable, no further distributions to such Noteholder shall be made unless and until the Indenture Trustee and Liquidation Trust are notified of such Noteholder’s then current address, at which time all missed distributions shall be made to such Noteholder without interest. Undeliverable distributions shall be returned to the Indenture Trustee until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Liquidation Trust and the claim of any Noteholder or successor to such

Noteholder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

9.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

      9.1. Conditions to Confirmation.The following are conditions precedent to confirmation of this Plan:

a)	The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors and the Informal Committee; and

b)	There shall have been no Consenting Noteholder Default, Debtor Default or Senior Management Default under the Restructuring Agreement, which default has not been waived pursuant to such agreement, and there shall have been no termination upon condition subsequent of the Restructuring Agreement.

      9.2. Conditions to Effectiveness.The following are conditions precedent to the occurrence of the Effective Date:

a)	The Confirmation Order shall be a Final Order, except thatDebtors reserve the right, with the consent of the Informal Committee, to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

b)	No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending, including any appeal;

c)	All documents necessary to implement the transactions contemplated by this Plan shall be in form and substance reasonably acceptable to the Debtors and the Informal Committee;

d)	Sufficient Plan Distribution Cash is set aside, reserved and withheld to make the distributions required by the Bankruptcy Code and this Plan;

e)	Final Orders are entered approving the sale by 363 Motion of the Operating Companies;

f)	The sales of the Operating Companies have been consummated and Debtors have ceased to have any gaming activities;

f)	The Debtors shall have received any and all required approvals by the Gaming Authorities to consummate the sales of the Operating Companies and this Plan; and

g)	The Debtors shall not have adopted any retention or severance plans for employees.

      9.3. Waiver of Conditions.The Conditions to Confirmation and Conditions to Effectiveness may be waived in whole or in part by the Debtors and the Informal Committee at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Plan.

10.	TITLE TO PROPERTY; DISCHARGE; INJUNCTION

      10.1. Revesting of Assets.Subject to the provisions of this Plan, the property of the Estates shall be transferred to the Liquidation Trust on the Effective Date, pursuant to Section 6.1.5. As of the Effective Date, all such property shall be free and clear of all Liens, Claims and Equity Securities except as otherwise provided herein.

      10.2. Preservation of Litigation Claims.In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, all Litigation Claims shall be transferred to the Liquidation Trust pursuant to Section 6.1.5. In the event Allowed General Unsecured Claims are not paid in full in Cash in accordance with subsection 5.2 of this Plan, and instead, receive beneficial interests in the Liquidation Trust, the Avoidance Actions as part of Litigation Claims, shall include the right to Postpetition Date Cash Distributions and Prepetition Date Excess Cash Distributions.

      10.3. Discharge.All of the Debtors’ assets will be liquidated and the proceeds of which will be distributed pursuant to this Plan. As such, no assets are being retained by Debtors and the Debtors shall not receive a discharge.

      10.4. Injunction.From and after the Effective Date, and except as provided in this Plan and the Confirmation Order, all entities that have held, currently hold or may hold a Claim or other debt or liability or an Equity Security or other right of an Equity Security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Equity Security or rights: (i) commencing or continuing in any manner any action or other proceeding against the Liquidation Trust or its respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Liquidation Trust or its respective property; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Liquidation Trust or its respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Liquidation Trust or its respective property; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code. By accepting distributions pursuant to this Plan, each holder of an Allowed Claim receiving distributions pursuant to this Plan will be deemed to have specifically consented to the injunction set forth in this section.

      10.5. Exculpation.From and after the Effective Date, none of Debtors, the Liquidation Trust, or the Informal Committee nor any of their respective present or former members, directors, officers, managers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Security or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, Liquidation Trust, 363 Motion, the pursuit of confirmation of this Plan or the consummation of this Plan, except for (i) under the Restructuring Agreement to the extent assumed and assigned to the Liquidation Trust, (ii) violations of the Risk Management Contracts, (iii) gross negligence and (iv) willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Security, nor any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors, the Liquidation Trust, the Informal Committee or any of their respective present or former members, officers, directors, managers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of this Plan, except for (i) their willful misconduct or gross negligence, (ii) matters specifically contemplated by either this Plan or the Liquidation Trust and (iii) any liability of an attorney to its client not subject to exculpation under the Bankruptcy Code.

11.	RETENTION OF JURISDICTION

      11.1. Jurisdiction.Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and the Liquidation Trust after the Effective Date as is legally permissible, including jurisdiction to:

a)	Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Disputed Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Disputed Claims;

b)	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

c)	Resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtors or the Liquidation Trust are party and to hear, determine and, if necessary, liquidate, any Claims arising therefrom or cure amounts related thereto;

d)	Ensure that distributions to holders of Allowed Claims and members of the Liquidation Trust are accomplished pursuant to the provisions of this Plan;

e)	Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications or motions involving the Debtors or the Liquidation Trust that may be pending on the Effective Date;

f)	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan or the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

g)	Decide or resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of a 363 Order, Final Order, this Plan or the Confirmation Order or any Person’s obligations incurred in connection with a 363 Order, Final Order, this Plan or the Confirmation Order;

h)	Modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan or the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement of the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

i)	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any person with consummation, implementation or enforcement of a 363 Order, Final Order, this Plan or Confirmation Order, except as otherwise provided herein;

j)	Enter and implement such orders as are necessary or appropriate if a Final Order, 363 Order or the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

k)	Determine any other matters that may arise in connection with or relate to this Plan, Final Order, a 363 Order, the Disclosure Statement, the Confirmation Order, the Liquidation Trust or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, Final Order, 363 Order, Confirmation Order or Liquidation Trust except as otherwise provided herein;

l)	Enter an order closing the Chapter 11 Cases;

m)	Hear and decide Litigation Claims and continue to hear and decide pending Litigation Claims and any other claim or cause of action of Debtors and the Liquidation Trust; and

n)	Decide or resolve any matter over which the Bankruptcy Court has jurisdiction pursuant to Section 505 of the Bankruptcy Code.

12.	MODIFICATION AND AMENDMENT OF PLAN; ALTERNATIVE TRANSACTIONS

      12.1. Modification and Amendment.Prior to Confirmation, Debtors may, with the consent of the Informal Committee, alter, amend, or modify this Plan under Section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of this Plan as defined in Section 1101(2) of the Bankruptcy Code, Debtors may, under Section 1127(b), (c) and (d) of the Bankruptcy Code, alter, amend or modify this Plan or institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, to make appropriate adjustments and modifications to this Plan or the Confirmation Order as a result of comments or actions of the SEC or Gaming Authorities, and such matters as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims under this Plan.

13.	MISCELLANEOUS

      13.1. Filing of Objections to Claims.After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by the Liquidation Trust or any other party properly entitled to do so after notice to the Liquidation Trust and approval by the Bankruptcy Court. Any objections made after the Effective Date shall be filed and served not later than ninety (90) days after the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

      13.2. Resolution of Objections After Effective Date; Distributions

13.2.1. Resolution of Objections.From and after the Effective Date, the Liquidation Trust may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims and except for Disputed Claims and Avoidance Actions regarding the Indenture Trustee, Noteholders, Indenture Trustee Professionals or Informal Committee Professionals, the Liquidation Trust may settle or compromise any Disputed Claim without notice and a hearing and without approval of the Bankruptcy Court.

13.2.2. Distributions.In order to facilitate distributions to holders of Allowed Claims, and if and to the extent there are Disputed Claims in any Class, the Disbursing Agent shall set aside in a separate designated reserve account the payments or distributions applicable to such Disputed Claims as if such Disputed Claims were Allowed Claims, pending the allowance or disallowance of such Disputed Claims. In the event that the Liquidation Trust wishes to deposit or hold a lesser amount than required herein and is unable to reach an agreement with the holder of the Disputed Claim or the Disbursing Agent, as the case may be, on the amount to be deposited or held, the Bankruptcy Court shall fix the amount after notice and hearing. Upon Final Order with respect to a Disputed Claim, the holder of such Disputed Claim, to the extent it has been determined to be an Allowed Claim, shall receive from the Disbursing Agent that payment or distribution to which it would have been entitled if the portion of the Claim so allowed had been allowed as of the Effective Date. Such payment or distribution shall be made as soon as practical after the order allowing the Claim has become a Final Order. The balance of the amount held by the Disbursing Agent after such payment applicable to a previously Disputed Claim that has been disallowed in whole and in part, shall be returned to the Liquidation Trust.

13.2.3. Late-Filed Claims.No claim filed after the Bar Date or, as applicable, the Administrative Claim Bar Date, shall be allowed, and all such Claims are hereby disallowed in full. After the Bar Date or the Administrative Bar Date, as applicable, no Creditor shall be permitted to amend any claim to increase the claimed amount; and any such amendment shall be disallowed to the extent of the late-filed increase in the claimed amount.

      13.3. Effectuating Documents; Further Transactions; Timing.Each of the officers of the Debtors and any trustee of the Liquidation Trust is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and any securities issued, transferred or canceled pursuant to this Plan. All transactions that are required to occur on the Effective Date under the terms of this Plan shall be deemed to have occurred simultaneously. The Debtors are authorized and directed to do such acts and execute such documents as are necessary to implement this Plan.

      13.4. Exemption from Transfer Taxes.Pursuant to Section 1146(c) of the Bankruptcy Code, (i) the issuance, distribution, transfer or exchange of Estate property; (ii) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with this Plan or the Confirmation Order; (iii) the making, assignment, modification or recording of any lease or sublease; or (iv) the making, delivery or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, Confirmation Order or any transaction contemplated above, or any transactions arising out of, contemplated by or in any way related to the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate state of local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

      13.5. Revocation or Withdrawal of this Plan.The Debtors reserve the right to revoke or withdraw this Plan as to any one or all of Debtors at any time prior to the Confirmation Date. If this Plan is withdrawn or revoked, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person nor shall the withdrawal or revocation of this Plan prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors. In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort and this Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.

      13.6. Binding Effect.This Plan shall be binding upon, and shall inure to the benefit of, the Debtors and the holders of all Claims and Equity Securities and their respective successors and assigns.

      13.7. Governing Law.Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any contract, instrument, release or other agreement entered into in connection with this Plan or in any document which remains unaltered by this Plan, the rights, duties and obligations of the Debtors and any other Person arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to Nevada’s choice of law provisions.

      13.8. Modification of Payment Terms.The Liquidation Trust reserves the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Allowed Claim at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim treatment is being adversely affected.

      13.9. Providing for Claims Payments.Except for the Indenture Trustee and Noteholders in Classes 6 and 8, distributions to holders of Allowed Claims shall be made by the Disbursing Agent: (i) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; or (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to the Liquidation Trust until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Liquidation Trust and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Nothing contained in this Plan shall require the Debtors, the Liquidation Trust or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

      13.10. Set Offs.The Debtors and the Liquidation Trust may, but shall not be required to, set off or recoup against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim (before any distribution is made on account of such Claim), claims of any nature whatsoever that the applicable Debtor or Liquidation Trust may have against the holder of such Claim to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Liquidation Trust of any such claim that it may have against such holder.

      13.11. Notices.Any notice required or permitted to be provided under this Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

If to the Debtors:	Fitzgeralds Gaming Corporation 3097 East Warm Springs Road, Suite 100 Las Vegas, Nevada 89120 Attn: Philip D. Griffith Tel: (702) 940-2202 Fax: (702) 940-2207

With a copy to:	GORDON & SILVER, LTD. 3960 Howard Hughes Parkway, 9th Floor Las Vegas, Nevada 89109 Attn: Gerald M. Gordon, Esq. Thomas H. Fell, Esq. Tel: (702) 796-5555 Fax: (702) 369-2666

If to Informal Committee:	Houlihan Lokey Howard & Zukin 685 Third Avenue, 15th Floor New York, New York 10017 Attn: William H. Hardie, III Tel: (212) 497-4100 Fax: (212) 661-3070

With a copy to:	Ropes & Gray One International Place Boston, Massachusetts 02110 Attn: Don DeAmicis, Esq. Tel: (617) 951-7000 Fax: (617) 951-7050

If to the Indenture Trustee:	The Bank of New York 101 Barclay Street 21W New York, New York 10286 Attn: Irene Siegel Tel: (212) 815-5703 Fax: (212) 815-5915

With a copy to:	Emmett, Marvin & Martin 120 Broadway New York, New York 10271 Attn: Edward P. Zujkowski, Esq. Tel: (212) 238-3000 Fax: (212) 238-3100

      13.12. Statutory Committee.Any Statutory Committee appointed in the Chapter 11 Cases shall terminate on the Effective Date and shall thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation of filing of applications for compensation and reimbursement of expenses.

      13.13. Severability.If any provision of this Plan is determined by the Bankruptcy Court to be invalid, illegal or unenforceable or this Plan is determined to be not confirmable pursuant to Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the request of the Debtors shall have the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregone, is valid and enforceable pursuant to its terms.

      13.14. Withholding and Reporting Requirements. In connection with this Plan and all instruments and securities issued in connection therewith and distributions thereon, the Liquidation Trust Board of Managers and the Indenture Trustee, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Liquidation Trust Board of Managers or the Indenture Trustee, as the case may be, shall be authorized to take any and all action that may be necessary to comply with such withholding and recording requirements. Notwithstanding any other provision of this Plan, each holder of an Allowed Claim that has received a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such distribution.

      13.15. Post Confirmation Reporting.Until the entry of the final decree closing the Chapter 11 Cases, the Liquidation Trust shall comply with the post-confirmation reporting requirements found in Local Rule 3020. Additionally, to the extent required, the Liquidation Trust shall file post-confirmation quarterly operating reports as required by the United States Trustee Guidelines, para. 7.2.

      13.16. Cramdown.In the event that any impaired Class is determined to have rejected this Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtors will invoke the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for confirmation of this Plan. The Debtors reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

      13.17. Quarterly Fees to the United States Trustee.Prior to the Effective Date, Debtors, and after the Effective Date the Liquidation Trust, shall pay all quarterly fees payable to the Office of the United States Trustee for the Debtors after Confirmation, consistent with applicable

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provisions of the Bankruptcy Code and Bankruptcy Rules.

DATED: December 5, 2002

Respectfully submitted,

FITZGERALDS GAMING CORPORATION, a Nevada corporation

By:

101 MAIN STREET LIMITED LIABILITY COMPANY, a Colorado Limited Liability Company

By:

FITZGERALDS BLACK HAWK, INC., a Nevada corporation

By:

FITZGERALDS BLACK HAWK II, INC., a Colorado corporation

By:

FITZGERALDS INCORPORATED, a Nevada corporation

By:

FITZGERALDS LAS VEGAS, INC., a Nevada corporation

By:

FITZGERALDS MISSISSIPPI, INC., a Nevada corporation

By:

FITZGERALDS RENO, INC., a Nevada corporation

By:

FITZGERALDS SOUTH, INC., a Nevada corporation

By:

FITZGERALDS FREMONT EXPERIENCE CORPORATION, a Nevada Corporation

By:

GORDON & SILVER, LTD.

By:

Gerald M. Gordon, Attorney for the Debtors-In-Possession

SCHEDULE 1.1.79
TO
PLAN OF REORGANIZATION

CERTAIN PRESERVED POTENTIAL CAUSES OF ACTION

      All defined terms used herein shall have the meanings set forth in the Plan. The following is a non-exhaustive list of potential parties against whom Debtors and/or the Liquidation Trust may hold a claim or cause of action. Debtors and the Liquidation Trust Reorganized FGC reserve their right to modify this list to amend or add parties or causes of action, but disclaim any obligation to do so. In addition to the possible causes of action and claims listed below, Debtors and the Liquidation Trust have or may have, in the ordinary course of their business, numerous causes of action and Claims or rights against contractors, subcontractors, suppliers and others with whom they deal in the ordinary course of their business (the “Ordinary Course Claims”). Debtors and the Liquidation Trust reserve their right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as the claims and causes of action listed below and all other clams and causes of action. Debtors and the Liquidation Trust also have, or may have, and are retaining, various claims or causes of action arising under or pursuant to its insurance policies, and all rights arising under, relating to, or in connection with such policies are expressly reserved and retained.

SCHEDULE 7.1
TO
PLAN OF REORGANIZATION

ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES